SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material pursuant to § 240.14a-12

Telik, Inc.

(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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TELIK, INC.

3165 Porter Drive

Palo Alto, CA 94304

Notice of Annual Meeting of Stockholders to be Held on May 14, 2007

To the Stockholders of Telik, Inc.:

Notice is Hereby Given that the Annual Meeting of Stockholders of Telik, Inc., a Delaware corporation (the “Company”), will be held on Monday, May 14, 2007 at 11:00 a.m. local time at the Company’s principal executive offices at 3165 Porter Drive, Palo Alto, CA 94304 for the following purposes:

(1)	To elect three directors to hold office until the 2010 Annual Meeting of Stockholders;

(2)	To ratify the selection of Ernst & Young LLP as Independent Registered Public Accounting Firm of the Company for its fiscal year ending December 31, 2007; and

(3)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on March 23, 2007 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment or postponement.

By Order of the Board of Directors

/s/ William P. Kaplan

William P. Kaplan

Secretary

Palo Alto, California

April 10, 2007

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY OR VOTE BY TELEPHONE OR THE INTERNET AS INSTRUCTED IN THESE MATERIALS, AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR YOU TO VOTE BY MAIL. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD ON RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

Electronic Delivery of Stockholder Communications

Our annual meeting materials are available electronically. As an alternative to receiving printed copies of these materials in future years, you can elect to receive an e-mail which will provide an electronic link to these documents as well as allow you the opportunity to conduct your voting online. By registering for electronic delivery, you can conveniently receive stockholder communications as soon as they are available without waiting for them to arrive via postal mail. You can also reduce the number of documents in your personal files, eliminate duplicate mailings, help us reduce our printing and mailing expenses and conserve natural resources.

How to Register for Electronic Delivery

Stockholders of Record

You are a stockholder of record if you hold your shares in certificate form. If you vote on the Internet at www.investorvote.com, simply follow the directions for enrolling in the electronic delivery service. You also may enroll in the electronic delivery service at any time in the future by going directly to www.investorvote.com and following the instructions.

Beneficial Stockholders

You are a beneficial stockholder if your shares are held by a broker, bank or other nominee. Please check with your bank, broker or relevant nominee regarding the availability of this service.

If you have any questions about electronic delivery, please contact Telik’s Investor Relations Department by phone at (650) 845-7700 or by email at investors@telik.com.

TELIK, INC.

3165 Porter Drive

Palo Alto, CA 94304

PROXY STATEMENT

FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS

May 14, 2007

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors of Telik, Inc., a Delaware corporation (“Telik” or the “Company”), for use at the Annual Meeting of Stockholders to be held on Monday, May 14, 2007, at 11:00 a.m. local time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Company’s principal executive offices at 3165 Porter Drive, Palo Alto, CA 94304. The Company intends to mail this proxy statement and accompanying proxy card on or about April 10, 2007 to all stockholders entitled to vote at the Annual Meeting.

Solicitation

The Company will bear the entire cost of the solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of the Company’s common stock (“Common Stock”) beneficially owned by others to forward to the beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to the beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for these services.

Voting Rights and Outstanding Shares

Only holders of record of Common Stock at the close of business on March 23, 2007, will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 23, 2007, the Company had outstanding and entitled to vote 52,459,209 shares of Common Stock. Each holder of record of Common Stock on that date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to the proposal from the beneficial owner (even if the nominee has voted on another proposal for which it does have discretionary authority or for which it has received instructions). Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes have no effect and will not be counted toward the vote total for any proposal. Unless a contrary direction is indicated, the grant of a proxy will be counted as affirmative votes for all proposals.

Voting Via the Internet or by Telephone

Stockholders may grant a proxy to vote their shares by means of the telephone or on the Internet. The laws of Delaware, under which the Company is incorporated, specifically permit electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of election can determine that the proxy was authorized by the stockholder.

The telephone and Internet voting procedures below are designed to authenticate stockholders’ identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders’ instructions have been recorded properly. Stockholders granting a proxy to vote via the Internet should understand there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

For Shares Registered in Your Name

To vote on the Internet, stockholders of record may go to http://www.investorvote.com and follow the on-screen instructions. To vote by telephone, stockholders of record may call toll free 1-800-652-VOTE (8683) in the United States, Canada and Puerto Rico on a touch tone telephone and follow the simple instructions provided by the recorded message. You will need the login validation details provided on your proxy card to vote on the Internet or by telephone.

For Shares Registered in the Name of a Broker or Bank

Most beneficial owners whose stock is held in “street name” receive instructions for granting proxies from their banks, brokers or other agents, rather than using the Company’s proxy card.

A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers the means to grant proxies to vote shares through the telephone and Internet. If your shares are held in an account with a broker or bank participating in the ADP Investor Communication Services program, you may grant a proxy to vote those shares by telephone or via the Internet by contacting the website shown on the instruction form received from your broker or bank.

General Information for All Shares Voted Via the Internet or By Telephone

Votes submitted via the Internet or by telephone must be received by 12:00 noon, Eastern Time on May 13, 2007. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

Revocability of Proxies

Any person granting a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company’s principal executive office, 3165 Porter Drive, Palo Alto, CA 94304, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

Stockholder Proposals

The deadline for nominating a director and submitting a stockholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2008 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is December 15, 2007. Stockholders wishing to submit proposals or director nominations for potential consideration at the 2008 Annual Meeting of Stockholders, but not to be included in the related proxy statement and proxy, must do so no sooner than January 25, 2008 and no later than February 24, 2008. Stockholders are also advised to review the Company’s

Amended and Restated Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations. A copy of the Company’s Amended and Restated Bylaws is available without charge upon written request to: Corporate Secretary, Telik, Inc., 3165 Porter Drive, Palo Alto, CA 94304.

PROPOSAL 1

ELECTION OF DIRECTORS

Election of Directors

The Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the Board of Directors of the Company (the “Board of Directors”) shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until the director’s successor is elected and has duly qualified, or until such directors’ earlier death, resignation or removal.

The Board of Directors is presently composed of eight members. There are three directors, Drs. Wick and von Morzé and Mr. Newman, whose term of office expires in 2007. They are being nominated for re-election at the Annual Meeting, and if elected, each of the nominees will serve until the 2010 Annual Meeting of Stockholders and until his or her successor is elected and has duly qualified, or until such director’s earlier death, resignation or removal.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. If a nominee should be unavailable for election as a result of an unexpected occurrence, shares voted for the unavailable nominee will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that the nominee will be unable to serve.

Set forth below is biographical information for each person nominated for election and for each person whose term of office as a director will continue after the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF THE NAMED NOMINEES.

Nominees for Election for a Three-Year Term Expiring at the 2010 Annual Meeting

Michael M. Wick, M.D., Ph.D., 61, has served as the Company’s Chairman of the Board of Directors since January 2000 and is being nominated for re-election. Dr Wick has served as the Company’s Chief Executive Officer since July 1999 and as its President since June 1998. Dr. Wick served as the Company’s Chief Operating Officer from December 1997 until June 1998, and as Executive Vice President, Research and Development, from December 1997 until June 1998. He has been a member of the Board of Directors since December 1997. Prior to joining the Company in December 1997, Dr. Wick was Senior Vice President of Research for CV Therapeutics, Inc., a public biotechnology company, from May 1995 until December 1997. Dr. Wick served as Executive Director of oncology/immunology and clinical research at Lederle Laboratories, from September 1990 until May 1995, and also directed the Cyanamid/Immunex joint oncology research program. Dr. Wick began his career at Harvard Medical School, where he served as an Associate Professor from July 1981 until June 1994 and Chief of the Melanoma Clinic and Laboratory of Molecular Dermatological Oncology at the Dana Farber Cancer Institute

from September 1980 until September 1992. Dr. Wick holds a Ph.D. degree in chemistry from Harvard University and an M.D. degree from Harvard Medical School.

Richard B. Newman, 68, has served as a member of the Board of Directors since April 2003 and is being nominated for re-election. Mr. Newman is currently President and Chief Executive Officer of D&R Products Co., Inc., which designs, develops and manufactures orthopedic, vascular and other surgical medical devices and instruments for major medical device and instrument manufacturers in the United States and Europe. He has served in this role since 1983. Mr. Newman holds an A.B. degree from Harvard College and an LL.B. degree from the Harvard Law School.

Herwig von Morzé, Ph.D., 69, has served as a member of the Board of Directors since August 2004 and being nominated for re-election. Dr. von Morzé is currently an International Patent Consultant specializing in pharmaceutical patent strategy, patent prosecution and pharmaceutical product life cycle management. Dr. von Morzé was Co-Chair of Heller Ehrman’s Patent and Trademark Practice Group from 1999 to 2003. He has directed patent prosecution and enforcement programs in the pharmaceutical industry for more than 25 years. Dr. von Morzé holds a Ph.D. degree in Organic Chemistry from the University of Vienna, Austria.

Directors Continuing in Office Until the 2008 Annual Meeting

Edward W. Cantrall, Ph.D., 75, has served as a member of the Board of Directors since May 2002. Dr. Cantrall has served as a consultant to biotechnology and genomics companies since May 1998. From November 1997 to May 1998, Dr. Cantrall served as Vice President and General Manager for Molecular Informatics, Inc., a subsidiary of the Perkin-Elmer Corporation, and prior to the acquisition of Molecular Informatics by Perkin-Elmer Corporation in November 1997, he served as President and Chief Executive Officer of Molecular Informatics, Inc. He was Chief Executive Officer and President of the National Center for Genome Resources from January 1995 to November 1996. From September 1986 to July 1994 Dr. Cantrall served as Vice President of Operations at Lederle Laboratories, a division of American Cyanamid Company, a pharmaceutical company which was subsequently acquired by Wyeth Laboratories, Inc. He has served as a member of the Board of Managers of The Health Enterprise Group since 2000. His fields of expertise include pharmaceutical development and manufacturing. Dr. Cantrall holds a Ph.D. degree in organic chemistry from the University of Illinois and an M.B.A. degree in industrial management from Fairleigh Dickinson University.

Steven R. Goldring, M.D., 63, has served as a member of the Board of Directors since May 2002. Dr. Goldring has served as Chief Scientific Officer of the Hospital for Special Surgery in New York since July 2006. From 1996 to July 2006, Dr. Goldring served as a Professor of Medicine at Harvard Medical School and Chief of Rheumatology at Beth Israel Deaconess Medical Center. He has also served as the Director of the New England Baptist Bone and Joint Institute, in collaboration with the Beth Israel Deaconess Medical Center since its establishment in 1996. Dr. Goldring serves on the osteoporosis and rheumatology clinical advisory boards for Merck & Co., Inc. and Eli Lilly and Company, as well as an advisor to numerous biotechnology companies. He has established a clinical research program at Beth Israel Deaconess Medical Center. Dr. Goldring has served as a consultant or Principal Investigator in the pharmaceutical industry, and National Institutes of Health sponsored research programs and as a consultant to numerous biotechnology and pharmaceutical companies. He received his medical training at Peter Bent Brigham Hospital and the Massachusetts General Hospital. He is the author of numerous scientific publications. Dr. Goldring holds an M.D. degree from Washington University School of Medicine.

Directors Continuing in Office Until the 2009 Annual Meeting

Stefan Ryser, Ph.D., 47, has served as a member of the Board of Directors since September 1998. Since April 2000, Dr. Ryser has served as a managing partner of Bear Stearns Health Innoventures L.P., a venture capital fund and is a managing director of Bear Stearns Asset Management. Dr. Ryser served as an Executive Officer and a member of the board of International Biomedicine Management Partners, Inc. from January 1998 to April 2000. From January 1989 until December 1997, Dr. Ryser held various positions at F. Hoffmann-La Roche Ltd., a pharmaceutical company, including the Scientific Assistant to the President of Global Research

and Development, and was responsible for maintaining the scientific liaison between F. Hoffmann-La Roche and Genentech, Inc. Dr. Ryser is a director of Achillion Pharmaceuticals, Inc., a publicly traded company on Nasdaq, and of Raven Biotechnologies, Inc. and TolerRx, Inc., both privately held biotechnology companies. Dr. Ryser holds a Ph.D. degree in molecular biology from the University of Basel.

Robert W. Frick, 69, has served as a member of the Board of Directors since April 2003. From 1963 to 1974 and from 1976 until his retirement in 1988, Mr. Frick served in various capacities at Bank of America, including Vice Chairman of the Board of Directors, Chief Financial Officer, head of the World Banking Group for Bank of America, Managing Director of BankAmerica International, and President of Bank of America’s venture capital subsidiary. Mr. Frick currently serves on the board of directors of several private companies, including Charles Schwab Trust Company, Charles Schwab Bank, subsidiaries of The Charles Schwab Corporation and Lucas Film Limited. Mr. Frick is currently an Adjunct Professor of Business Strategy in the graduate business program at St. Mary’s College. Mr. Frick holds a B.S. degree in Civil Engineering and an M.B.A. degree from Washington University in St. Louis, Missouri.

Mary Ann Gray, Ph.D., 54, has served as a member of the Board of Directors since August 2003. Currently, Dr. Gray is President of Gray Strategic Advisors, LLC. From 1999 to 2003, Dr. Gray served as a Senior Analyst and Portfolio Manager for the Federated Kaufmann Fund. Prior to 1999, Dr. Gray led the biotechnology equity research groups at Raymond James & Associates, Warburg Dillon Read and Kidder Peabody. Dr. Gray also serves on the Board of Directors of Dyax Corporation and Acadia Pharmaceuticals, Inc. Dr. Gray began her career as a scientist focused on new cancer drug development at Schering-Plough Corporation and NeoRx Corporation. Dr. Gray holds a Ph.D. degree in pharmacology from the University of Vermont.

Board of Directors Committees and Meetings

Independence of the Board of Directors and its Committees

The Nasdaq Stock Market (“Nasdaq”) listing standards require that a majority of the members of a listed company’s board of directors qualify as “independent,” as determined by the board of directors.

After review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board of Directors has determined that all of the Company’s directors are independent directors within the meaning of the applicable Nasdaq listing standards, except Dr. Wick, the Chairman of the Board of Directors and Chief Executive Officer of the Company.

As required under the Nasdaq listing standards, the Company’s independent directors will meet in regularly scheduled executive sessions at which only independent directors are present. The Company’s independent directors met twice during the fiscal year ended December 31, 2006. Persons interested in communicating with any director may address correspondence to the director in care of the Company at 3165 Porter Drive, Palo Alto, CA 94304.

The Board of Directors has three committees: an Audit Committee, a Compensation Committee and a Nominating Committee. Below is a description of each committee of the Board of Directors. The Board of Directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board of Directors oversees the Company’s corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. The Audit Committee, among other things: evaluates the performance, and assesses the qualifications, of the independent registered public accounting firm; determines and pre-approves the engagement of the independent registered public accounting firm to perform all proposed audit, review and attest services; reviews and pre-approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm for the ensuing year; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews the financial statements to be included in the Company’s Annual Report on Form 10-K and recommends whether or not such financial statements should be so included; and discusses with management and the independent registered public accounting firm the results of the annual audit and review of the Company’s quarterly financial statements.

Three directors comprise the Audit Committee: Drs. Cantrall and Ryser and Mr. Frick. The Audit Committee met six times during the fiscal year ended December 31, 2006. The written Audit Committee Charter is attached as Appendix A to the proxy statement for the Company’s annual meeting of stockholders held on May 26, 2005, as filed with the Securities and Exchange Commission on April 13, 2005.

The Board of Directors periodically reviews the Nasdaq listing standards’ definition of independence for Audit Committee members and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards and Section 10(A)(3)(b)(1) of the Securities Exchange Act of 1934). The Board of Directors has determined that Dr. Cantrall qualifies as an “audit committee financial expert,” as defined in applicable Securities and Exchange Commission rules. The Board of Directors made a qualitative assessment of Dr. Cantrall’s level of knowledge and experience based on a number of factors, including his formal education and his service in executive capacities having financial oversight responsibilities. These positions include Chief Executive Officer, President and Vice President of Operations to, and member of the board of directors of, a number of biotechnology and genomics companies, pursuant to which Dr. Cantrall has experience supervising the preparation of financial reports. In addition, Dr. Cantrall holds an M.B.A. For further information on Dr. Cantrall’s experience, please see his biography under “Directors Continuing in Office Until the 2008 Annual Meeting” above.

Compensation Committee

The Compensation Committee of the Board of Directors reviews, modifies and approves the overall compensation strategy and policies for the Company. The Compensation Committee, among other things: reviews and approves corporate performance goals and objectives relevant to the compensation of the Company’s officers; determines and approves the compensation and other terms of employment of the Company’s Chief Executive Officer; determines and approves the compensation and other terms of employment of the other officers of the Company; administers the Company’s stock option and purchase plans, pension and profit sharing plans and other similar programs; and reviews and recommends to the Board of Directors appropriate insurance coverage for the Company’s directors and officers. This year the Compensation Committee also reviewed with management the Company’s Compensation Discussion and Analysis to consider whether to recommend that it be included in proxy statements and other filings. A more detailed description of the Compensation Committee’s processes and procedures for the consideration and determination of executive and director compensation can be found under the section entitled “Compensation Discussion and Analysis” of this proxy statement.

Three directors currently comprise the Compensation Committee: Drs. Ryser and Goldring and Mr. Newman. Each of the members of the Compensation Committee is independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Compensation Committee met four times and acted twice by written consent during the fiscal year ended December 31, 2006. A copy of the Compensation Committee Charter is attached to this proxy statement as Appendix B.

Nominating Committee

The Nominating Committee of the Board of Directors is responsible for, among other things: identifying, reviewing and evaluating candidates to serve as directors of the Company; reviewing, evaluating and considering incumbent directors; recommending to the Board of Directors for selection candidates for election to the Board of Directors; making recommendations to the Board of Directors regarding the membership of the committees of the Board of Directors; and assessing the performance of the Board of Directors.

Three directors comprise the Nominating Committee: Drs. Ryser and Gray and Mr. Newman. All members of the Nominating Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Nominating Committee met twice during the fiscal year ended December 31, 2006. The Nominating Committee adopted a written Nominating Committee Charter in 2004 which is attached as Appendix B to the proxy statement for the Company’s annual meeting of stockholders held on May 26, 2005, as filed with the Securities and Exchange Commission on April 13, 2005.

The Nominating Committee has not established any specific minimum qualifications that must be met for recommendation for a position on the Board of Directors. Instead, in considering candidates for director the Nominating Committee will generally consider all relevant factors, including among others the candidate’s applicable expertise and demonstrated excellence in his or her field, the usefulness of the expertise to the Company, the availability of the candidate to devote sufficient time and attention to the affairs of the Company, the candidate’s reputation for personal integrity and ethics and the candidate’s ability to exercise sound business judgment. Other relevant factors, including diversity, experience and skills, will also be considered. Candidates for director are reviewed in the context of the existing membership of the Board of Directors (including the qualities and skills of the existing directors), the operating requirements of the Company and the long-term interests of its stockholders.

The Nominating Committee uses its network of contacts (and those of other members of the Board of Directors) when compiling a list of potential director candidates and may also engage outside consultants (such as professional search firms). For those directors nominated for re-election for a three-year term expiring at the 2010 annual meeting, the Nominating Committee did not pay a fee to any third party to assist in the process of identifying or evaluating director candidates. Pursuant to its charter, the Nominating Committee also considers potential director candidates recommended by stockholders. All potential director candidates are evaluated based on the factors set forth above, and the Nominating Committee has established no special procedure for the consideration of director candidates recommended by stockholders.

The Nominating Committee will consider director candidates recommended by stockholders. Stockholders who wish to recommend individuals for consideration by the Nominating Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the Nominating Committee at the following address: 3165 Porter Drive, Palo Alto, CA 94304 at least 120 days prior to the anniversary date of the mailing of the Company’s proxy statement for the last Annual Meeting of Stockholders. The deadline for nominating a director for the 2008 Annual Meeting of Stockholders is December 15, 2007. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of the Company’s Common Stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. To date, the Nominating Committee has not rejected a timely director nominee from a stockholder or group of stockholders that beneficially own more than 5% of the Company’s voting stock.

Meetings of the Board of Directors and Committees of the Board of Directors

The Board of Directors met four times and acted twice by written consent during the last fiscal year. Each Board member attended 75% or more in the aggregate of the meetings of the Board of Directors held during the period for which he or she was a director. Each committee member attended 75% or more in the aggregate of the meetings of the committees on which he or she served, held during the period for which he or she was a committee member.

Attendance at Annual Meeting

It is the Company’s current policy to require directors to attend the Annual Meeting absent extraordinary circumstances. The 2006 Annual Meeting of Stockholders was attended by all but one of the members of the Board of Directors.

Stockholder Communications with the Board of Directors

The Nominating Committee of the Board of Directors has adopted a process by which stockholders may communicate with the Board of Directors or any of its individual directors. Stockholders who wish to communicate with the Board of Directors may do so by sending a written communication addressed as follows: Telik Board Communication, c/o Stockholder Communications Officer, 3165 Porter Drive, Palo Alto, CA 94304. All communications must state the number of shares owned by the stockholder making the communication. Telik’s Stockholder Communications Officer, or SCO, will review each communication and forward the communication to the Board of Directors, to any individual director to whom the communication is addressed, and/or to any other officer of the Company considered by the SCO to be appropriate.

Code of Ethics

The Company has adopted the Telik, Inc. Code of Conduct, a code of ethics with which every employee, director and consultant is expected to comply. The Code of Conduct was filed with the Securities and Exchange Commission with the Company’s Annual Report on Form 10-K in 2004. If the Company makes any substantive amendments to the Code of Conduct or grants any waiver from a provision of the Code of Conduct to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver as required by applicable laws.

Report of the Audit Committee of the Board of Directors*

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management is responsible for the internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and the issuance of a report thereon.

In this context, the Audit Committee met and held discussions with management and Ernst & Young LLP, the Company’s independent registered public accounting firm. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees) as amended by Statement on Auditing Standards No. 90 (Audit

*	The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Committee Communications) as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

In addition, the Audit Committee has discussed with the independent registered public accounting firm, the firm’s independence from the Company and its management, including the matters in the written disclosures and letter that were received from the independent accountants pursuant to the requirements of the Independence Standards Board No. 1 (Independence Discussions with Audit Committees), as adopted by the PCAOB in Rule 3600T, and considered the compatibility of non-audit services with the firm’s independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee has recommended that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the Securities and Exchange Commission.

The Audit Committee also has selected, subject to stockholder ratification, Ernst & Young LLP as the Company’s independent registered public accounting firm.

The Audit Committee:

Edward W. Cantrall

Stefan Ryser

Robert W. Frick

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007, and has further directed management to submit to the stockholders for ratification the selection of an independent registered public accounting firm at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since 1989. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required by the Company’s Amended and Restated Bylaws or otherwise. However, the Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board of Directors in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for the purpose in determining whether this matter has been approved. Shares represented by executed proxies will be voted, if no abstention or vote against is marked, for the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm.

Independent Registered Public Accounting Firm Fee Information

The following summarizes the fees billed by Ernst & Young LLP for audit, tax and other professional services during the years ended December 31, 2006 and 2005:

	December 31,
	2006	2005
Audit Fees (1)	$487,000	$495,000
Audit-Related Fees (2)	—	—
Tax Fees (3)	—	—
All Other Fees (4)	—	—

Total Fees	$487,000	$495,000

(1)	Audit Fees were for services associated with the annual audit, the reviews of the Company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q and a follow-on public offering in 2005.

(2)	There were no audit-related fees billed for the fiscal years ended December 31, 2006 and 2005.

(3)	Tax Fees would be for services in connection with tax compliance, tax planning and tax advice. As stated above, the Company incurred no such fees in the fiscal years ended December 31, 2006 and 2005.

(4)	There were no other fees for services by Ernst & Young LLP for the fiscal years ended December 31, 2006 and 2005.

The charter of the Audit Committee requires that the Audit Committee pre-approve the engagement of the Company’s independent registered public accounting firm, Ernst & Young LLP, to perform all proposed audit, review and attest services, as well as engagements to perform any proposed permissible non-audit services. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting. It is the Company’s practice to present any such proposed engagement to the Audit Committee for approval, either at a regularly scheduled or special meeting. In 2006, all of the fees described above were approved by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2006.

Equity Compensation Plan Information

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (1)
Equity compensation plans approved by security holders	9,154,624	$14.32	3,067,806	(2)
Equity compensation plans not approved by security holders	-0-	N/A	-0-
Total	9,154,624	$14.32	3,067,806	(2)

(1)	Each year on January 1, until January 1, 2010, the aggregate number of shares of Common Stock that may be issued pursuant to stock awards under the 2000 Equity Incentive Plan is automatically increased by the lesser of 1,500,000 shares or 5% of the total number of shares of Common Stock outstanding on that date, or such lesser amount as may be determined by the Board of Directors. In addition, each year on January 1, until January 1, 2010, the aggregate number of shares of Common Stock that may be issued pursuant to stock awards under the 2000 Employee Stock Purchase Plan is automatically increased by the lesser of 150,000 shares or 1% of the total number of shares of Common Stock outstanding on that date, or such lesser amount as may be determined by the Board of Directors.

(2)	Includes 669,735 shares issuable under the 2000 Employee Stock Purchase Plan.

EXECUTIVE OFFICERS

The following table sets forth information regarding the Company’s executive officers and key personnel. Please see “Proposal 1—Election of Directors” for comparable information for the Company’s Board of Directors.

Name	Age	Position
Executive Officers:
Michael M. Wick, M.D., Ph.D.	61	President, Chief Executive Officer and Chairman
Cynthia M. Butitta	52	Chief Operating Officer and Chief Financial Officer
Marc L. Steuer	60	Senior Vice President, Business Development
William P. Kaplan, Esq.	53	Vice President, General Counsel and Corporate Secretary

Key Personnel:
Gail L. Brown, M.D.	56	Senior Vice President and Chief Medical Officer
Paul M. Mendelman, M.D.	59	Senior Vice President, Clinical Development

Set forth below is biographical information for each of the executive officers and key personnel.

Biographical information about Dr. Wick is included under the caption “Nominees for Election for a Three-Year Term Expiring at the 2010 Annual Meeting.”

Cynthia M. Butitta has served as the Company’s Chief Operating Officer and Chief Financial Officer since March 2001. She has served as the Company’s Chief Financial Officer since August 1998. From September 1997 through February 2001, Ms. Butitta provided financial consulting services as a partner in Altair Capital Associates LLC, which she co-founded in November 1998, and Butitta Consulting Services LLC, which she founded in September 1997. From December 1995 until September 1997, Ms. Butitta was Vice President of Finance and Administration and Chief Financial Officer for Connetics, Inc., a biotechnology company. From June 1994 until December 1995, she was Vice President of Finance and Administration and Chief Financial Officer for InSite Vision, Inc., a biotechnology company. From June 2000 to February 2002, Ms. Butitta was a director of Catalyst Semiconductor, Inc., a semiconductor products company. Ms. Butitta holds a B.S. degree in business and accounting from Edgewood College and an M.B.A. degree in finance from the University of Wisconsin, Madison.

Marc L. Steuer has served as the Company’s Senior Vice President, Business Development since October 2002. He currently serves on the Board of Directors of EORM, Inc., a privately-held, non-biotechnology company. Prior to joining the Company, from 1994 to 2002, Mr. Steuer was associated with Pharmacyclics, Inc., a biotechnology company, most recently as Senior Vice President, Business Development. From 1992 to 1994, Mr. Steuer was with SciClone Pharmaceuticals, Inc., serving as Vice President, Finance and Chief Financial Officer and later as Executive Vice President, Business Development and Commercial Affairs. He also has held senior management positions at Pilkington Visioncare Group, a major division of Pilkington, plc, Syntex Corporation and international management consulting firms. Mr. Steuer holds B.S. and M.S. degrees in electrical engineering from Columbia University and an M.B.A. degree from New York University.

William P. Kaplan, Esq. has served as the Company’s Vice President and General Counsel since February 2006 and Vice President, Legal Affairs since April 2003. Mr. Kaplan has also served as the Company’s Corporate Secretary since May 2003. From 2000 to 2003 Mr. Kaplan was Vice President, General Counsel and Corporate Secretary of iPrint Technologies, a developer of Internet print technology. Prior to iPrint, Mr. Kaplan served as Vice President and General Counsel of Resumix, a publisher of enterprise human resources software subsequently acquired by Yahoo!. He also served as General Counsel of Netcom On-Line Communication Services, an Internet service provider, and Ungermann-Bass, a global manufacturer of network and telecommunications equipment. Mr. Kaplan has practiced law since 1982. He holds a B.A. degree in mathematics from the University of California, Santa Barbara, and a Juris Doctor degree from the School of Law at the University of California, Davis.

Gail L. Brown, M.D. has served as the Company’s Senior Vice President and Chief Medical Officer since November 2001. Dr. Brown has served as a consultant to the Company on matters related to clinical development of the Company’s product candidates since October 1998. Prior to joining the Company, Dr. Brown was a Managing Director at The Palladin Group, LP, and Tanager Capital Group, LLC, entities specializing in investment advisory services, from January 2001 to October 2001. She was a co-founder and partner of Altair Capital Associates LLC, specializing in biotechnology investment advisory services, from November 1998 to January 2001. Dr. Brown has served as a consultant and a member of clinical and scientific advisory boards at numerous public and private biotechnology companies from 1995 to 2001. She began her career at the Harvard Medical School, where she served on the faculty in the Department of Medicine, Division of Hematology and Oncology from 1980 to 1995. Dr. Brown received her M.D. degree from The University of Rochester School of Medicine and an M.B.A. degree in finance from St. Mary’s College of California School of Economics and Business Administration.

Paul M. Mendelman, M.D. has served as the Company’s Senior Vice President, Clinical Development. since April 2005. From 1996 until 2005, Dr. Mendelman was vice president and therapeutic group leader, clinical development, infectious diseases and vaccines at MedImmune Vaccines. Dr. Mendelman managed the clinical development group for FluMist®, the intranasal influenza viral vaccine that was licensed in June 2003 in the U.S. Previously, Dr. Mendelman was a senior research physician in infectious diseases and vaccines for Merck Research Laboratories, West Point, PA. Before joining Merck, he was an associate professor of pediatrics at the University of Washington, School of Medicine in Seattle where he conducted NIH funded research on the cell wall biology of Haemophilus influenza. Dr. Mendelman has over 25 years of experience in academic, clinical and pharmaceutical research with a specialization in pediatric infectious diseases. He is board certified in pediatrics and pediatric infectious diseases and holds an M.D. and a B.S. from Ohio State University.

The Company’s executive officers are appointed by the Board of Directors and serve until their successors are elected or appointed. There are no family relationships among any of the Company’s directors or executive officers. Dr. Gail Brown, one of the Company’s key personnel, is the spouse of Dr. Wick, the Company’s President, Chief Executive Officer and Chairman. No director has a contractual right to serve as a member of the Board of Directors.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s Common Stock by: (a) each director; (b) each nominee for director; (c) each of the executive officers named in the Summary of Compensation Table; (d) all executive officers and directors of the Company as a group; and (e) all those known by the Company to be beneficial owners of more than five percent of its Common Stock. All of the information in this table is as of March 1, 2007.

Pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, shares are deemed to be beneficially owned by a person if that person has the right to acquire shares (for example, upon exercise of an option) within sixty days of the date that information is provided. In determining the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by the person (and only that person) by reason of such acquisition rights. As a result, the percentage of outstanding shares held by any person in the table below does not necessarily reflect the person’s actual voting power. As of March 1, 2007, there were 52,450,009 shares of Common Stock outstanding.

Beneficial Owner (1)	Number of Shares Owned (2)		Right to Acquire Within 60 Days (3)		Beneficial Ownership Total	Percent of Total
Entities affiliated with Eastbourne Capital Management, L.L.C. (4)	13,799,189		—		13,799,189	26.31%
1101 Fifth Avenue, Suite 160, San Rafael, CA 94901
Entities affiliated with OppenheimerFunds, Inc. (5)	10,773,040		—		10,773,040	20.54%
Two World Financial Center, 225 Liberty Street, 11th Floor, New York, NY 10281-1008
Entities affiliated with Icahn Associates Corp. (6)	5,195,828		—		5,195,828	9.91%
767 Fifth Avenue, 47th Floor, New York, New York 10153
Entities affiliated with Delaware Management Holdings, (7)	4,342,419		—		4,342,419	8.28%
2005 Market Street, Philadelphia, PA 19103
Michael M. Wick, M.D., Ph.D.	79,207	(8)	2,045,354	(9)	2,124,561	3.90%
Cynthia M. Butitta	37,259		554,583		591,842	1.12%
Marc L. Steuer	—		234,375		234,375	*
William P. Kaplan, Esq.	2,685		145,625		148,310	*
Edward W. Cantrall, Ph.D.	34,000	(10)	30,938		64,938	*
Robert W. Frick	10,000	(11)	26,042		36,042	*
Steven R. Goldring, M.D.	—		30,938		30,938	*
Mary Ann Gray, Ph.D.	5,000		24,375		29,375	*
Richard B. Newman, Esq.	23,472	(12)	26,042		49,514	*
Stefan Ryser, Ph.D.	2,000		40,938		42,938	*
Herwig von Morzé, Ph.D	—		15,729		15,729	*
All executive officers and directors as a group (11 persons)	193,623		3,174,939		3,368,562	6.06%

*	Less than one percent.

(1)

This table is based upon information supplied by officers, directors, principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 52,450,009 shares outstanding on March 1, 2007.

(2)	Excludes shares issuable pursuant to stock options exercisable within 60 days of March 1, 2007.

(3)	Shares issuable pursuant to stock options exercisable within 60 days of March 1, 2007.

(4)	The amount shown and the following information were provided by Eastbourne Capital Management, L.L.C. pursuant to a Schedule 13G/A dated February 12, 2007, indicating beneficial ownership as of December 31, 2006. The Schedule 13G/A indicates that Eastbourne Capital Management, L.L.C. has shared voting and dispositive power with respect to 13,799,189 shares. According to the Schedule 13G/A, Richard Jon Barry holds shared voting and dispositive power with respect to 13,799,189 shares, Black Bear Fund I, L.P. holds shared voting and dispositive power with respect to 4,202,200 shares, and Black Bear Offshore Master Fund, L.P. holds shared voting and dispositive power with respect to 9,084,306 shares.

(5)	The amount shown and the following information were provided by OppenheimerFunds, Inc. pursuant to a Schedule 13G/A dated February 7, 2007, indicating beneficial ownership as of December 29, 2006. The Schedule 13G/A indicates that OppenheimerFunds, Inc. has shared voting and dispositive power with respect to 10,773,040 shares. According to the Schedule 13G/A, Oppenheimer Global Opportunities Fund has shared voting and dispositive power with respect to 10,000,000 shares.

(6)	The amount shown and the following information were provided by Icahn Associates Corp. & affiliated companies pursuant to a Schedule 13D dated January 16, 2007 indicating beneficial ownership as of January 4, 2007. The Schedule 13D indicates that High River Limited Partnership, (“High River”), Hopper Investments LLC, (“Hopper”), Barberry Corp., (“Barberry”), Icahn Partners Master Fund LP, (“Icahn Master”), Icahn Offshore LP, (“Icahn Offshore”), CCI Offshore Corp., (“CCI Offshore”), Icahn Partners LP, (“Icahn Partners”), Icahn Onshore LP, (“Icahn Onshore”), CCI Onshore Corp., (“CCI Onshore”), and Carl C. Icahn may be deemed to beneficially own , in the aggregate, 5,195,828 shares. High River has sole voting power and sole dispositive power with regard to 1,039,165 shares. Each of Hopper, Barberry and Carl C. Icahn has shared voting power and shared dispositive power with regard to such shares. Icahn Master has sole voting power and sole dispositive power with regard to 2,347,837 shares. Each of Icahn Offshore, CCI Offshore and Carl C. Icahn has shared voting power and shared dispositive power with regard to such shares. Icahn Partners has sole voting power and sole dispositive power with regard to 1,808,826 shares. Each of Icahn Onshore, CCI Onshore and Carl C. Icahn has shared voting power and shared dispositive power with regard to such shares. Each of Hopper, Barberry and Mr. Icahn, by virtue of their relationships to High River, may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Act) the shares which High River directly beneficially owns. Each of Hopper, Barberry and Mr. Icahn disclaims beneficial ownership of such shares for all other purposes. Each of Icahn Offshore, CCI Offshore and Mr. Icahn, by virtue of their relationships to Icahn Master may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Act) the shares which Icahn Master directly beneficially owns. Each of Icahn Offshore, CCI Offshore and Mr. Icahn disclaims beneficial ownership of such shares for all other purposes. Each of Icahn Onshore, CCI Onshore and Mr. Icahn, by virtue of their relationships to Icahn Partners, may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Act) the shares which Icahn Partners directly beneficially owns. Each of Icahn Onshore, CCI Onshore and Mr. Icahn disclaims beneficial ownership of such shares for all other purposes.

(7)	Delaware Management Holdings is a holding company and Delaware Management Business Trust is an Investment advisor. Both entities may be deemed to beneficially own 4,342,419 shares.

(8)	Includes 46,816 shares held by Dr. Wick’s spouse.

(9)	Includes 641,666 shares issuable to Dr. Wick’s spouse pursuant to stock options exercisable within 60 days of March 1, 2007.

(10)	Includes 20,000 shares held by Dr. Cantrall’s spouse.

(11)	Includes 5,000 shares pledged as collateral in margin accounts with a brokerage firm.

(12)	Includes 15,000 shares held by the D&R Products Co., Inc. 401(k) and Profit Sharing Plan, of which Mr. Newman and his wife are trustees.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to the Company and written representations, the Company believes that all Forms 3, 4 and 5 required to be filed were filed on time during the fiscal year ended December 31, 2006.

COMPENSATION OF DIRECTORS

Employee directors do not receive any separate compensation for their Board of Directors activities. Non-employee directors receive the compensation described below.

In 2006, each non-employee director of the Company was entitled to receive quarterly cash compensation of $6,250 from the Company for serving on the Board of Directors. At the request of Dr. Ryser, the Company donated to various charitable organizations the cash compensation payable to Dr. Ryser as a non-employee director of the Company. The members of the Board of Directors are also eligible for reimbursement of their expenses incurred in connection with attendance at Board of Directors and Committee meetings in accordance with Company policy.

Each non-employee director of the Company also was entitled to receive stock option grants under the 2000 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”). Only non-employee directors of the Company or an affiliate of such directors (as defined in the Internal Revenue Code) are eligible to receive options under the Directors’ Plan. Options granted under the Directors’ Plan are not intended by the Company to qualify as incentive stock options under the Internal Revenue Code.

Option grants under the Directors’ Plan are non-discretionary. Each person who is elected or appointed to serve as a non-employee director for the first time will be granted an option to purchase 20,000 shares of Common Stock upon such election or appointment. On the day following each Annual Meeting (or the next business day should such date be a legal holiday), each member of the Company’s Board of Directors who is not an employee of the Company or, where specified by the non-employee director, an affiliate of the director, is automatically granted under the Directors’ Plan, without further action by the Company, the Board of Directors or the stockholders of the Company, an option to purchase 5,000 shares of Common Stock or an option to purchase an amount of shares prorated for the part of the year served as a non-employee director.

The exercise price of options granted under the Directors’ Plan is 100% of the fair market value of the Common Stock subject to the option on the date of the option grant (determined in accordance with the terms of the Directors’ Plan based on the closing sales price reported on the Nasdaq Global Market). The options have a term of 10 years. Options granted under the Directors’ Plan vest as follows: 25% of the shares subject to each option will vest on the first anniversary of the grant date and the remainder will vest in equal monthly installments over the next three years. The vesting of each option will cease on the date the non-employee director holding the option ceases to provide services (whether as a director or consultant) to the Company or one of the Company’s affiliates. Options terminate three months after the non-employee director’s service with the Company or its affiliates terminates. However, if termination of service is due to the non-employee director’s death, or if the non-employee director dies within three months after his or her service terminates, the exercise period will be extended to 18 months following death. No option is exercisable after the expiration of 10 years from the date it was granted. In the event of a merger of the Company with or into another corporation or a consolidation, acquisition of assets or other change of control transaction involving the Company, the options outstanding under the Directors’ Plan may be assumed or substituted by the surviving entity. Otherwise, the vesting of the options held by those directors whose continuous service has not terminated accelerate in full and the options terminate if not exercised at or prior to the change of control transaction.

On May 26, 2006, the Company granted options covering 5,000 shares to each of Drs. Cantrall, Goldring, Gray, Ryser and von Morzé and Messrs. Frick and Newman at an exercise price of $16.05 per share. The exercise price per share for each option is equal to the fair market value of the Company’s Common Stock on the date of grant (determined in accordance with the terms of the Directors’ Plan based on the closing sales price reported on the Nasdaq Global Market).

As of March 1, 2007, options to purchase a total of 265,000 shares of the Company’s Common Stock were outstanding under the Directors’ Plan. As of March 1, 2007, options covering 48,541 shares had been exercised under the Directors’ Plan.

2006 Director Compensation Table

Name of Director	Fees Earned or Paid in Cash ($)		Option Awards ($) (1)	All Other Compensation ($)	Total ($)
Edward W. Cantrall, Ph.D.	25,000		45,335	—	70,335
Robert W. Frick	25,000		52,706	—	77,706
Steven R. Goldring, M.D.	25,000		45,335	—	70,335
Mary Ann Gray, Ph.D.	25,000		67,338	—	92,338
Richard B. Newman, Esq.	25,000		52,706	—	82,405
Stefan Ryser, Ph.D.	-0-	(2)	42,817	—	42,817
Herwig von Morzé, Ph.D.	25,000		75,615	—	100,615

(1)	Represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of stock options granted to each board of director, in 2006 as well as prior fiscal years, in accordance with SFAS 123 and SFAS 123R. The amounts shown exclude the impact of estimated forfeiture related to service-based vesting conditions. For additional information on the valuation assumptions with respect to these grants, refer to the “Valuation Assumptions” under the “Notes to the Financial Statements” in the Company’s Form 10-K for the year ended December, 31, 2006, as filed with the SEC.

(2)	The Company donated the cash compensation payable to Dr. Ryser to various charitable organizations in 2006 at his request.

COMPENSATION OF EXECUTIVE OFFICERS

2006 Summary Compensation Table

The following table sets forth, for the fiscal year ended December 31, 2006 compensation awarded or paid to, or earned by, the Company’s Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, and its two other most highly compensated executive officers at December 31, 2006 (the “Named Executive Officers”). There were no other executive officers during this period.

Name and Principal Position	Year	Salary ($)		Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($)	Total ($)
Michael M. Wick President, Chief Executive Officer and Chairman	2006	494,000	(3)	1,967,455	-0-	-0-	2,461,455
Cynthia M. Butitta Chief Operating Officer and Chief Financial Officer	2006	344,000		975,259	-0-	-0-	1,319,259
Marc L. Steuer Senior Vice President, Business Development	2006	300,000		292,728	-0-	-0-	592,728
William P. Kaplan Vice President, General Counsel and Corporate Secretary	2006	240,000		364,560	-0-	-0-	604,560

(1)	Represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of stock options granted to each of named executives, in 2006 as well as prior fiscal years, in accordance with SFAS 123R. The amounts shown exclude the impact of estimated forfeiture related to service-based vesting conditions. For additional information on the valuation assumptions with respect to these grants, refer to the “Valuation Assumptions” under the “Notes to the Financial Statements” in the Company’s Form 10-K for the year ended December, 31, 2006, as filed with the SEC.

(2)	The Company’s cash bonuses are paid under an incentive plan and therefore are reported in the column “Non-Equity Incentive Plan Compensation.” There were no bonuses awarded to any of the named executives in 2006.

(3)	Dr. Wick is not compensated for his role as a director. The amount shown reflects salary earned as an employee only.

Grants of Plan-Based Awards in 2006

The following table provides information about equity awards granted to the named executives in 2006 including, without limitation: (a) the grant date, (b) all other option awards, which consist of the number of shares underlying stock options awarded to the named executives, (c) the exercise price of the stock option awards, which reflect the closing fair market value of Telik stock on the date of grant and (d) the grant date fair value of each option award valued under SFAS 123R.

Name and Principal Position	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Maximum ($)	All Other Option Awards: Number of Securities Underlying Options (1)	Exercise or Base Price of Option Awards ($) (2)	Full Grant Date Fair Value ($) (3)
Michael M. Wick President, Chief Executive Officer and Chairman	3/10/2006	741,000	140,000	20.30	1,766,324
Cynthia M. Butitta Chief Operating Officer and Chief Financial Officer	3/10/2006	516,000	100,000	20.30	1,261,660
Marc L. Steuer Senior Vice President, Business Development	—	450,000	-0-	—	—
William P. Kaplan Vice President, General Counsel and Corporate Secretary	3/10/2006	360,000	20,000	20.30	252,332

(1)

This column shows the number of stock options granted to the named executives in 2006. These options vest and become exercisable over four years; 50% of the shares vest two years from the date of grant and 1/48th of the shares vest monthly thereafter.

(2)	The exercise price for the stock options granted was the closing fair market value of Telik stock on the date of grant which was the date the Compensation Committee approved the options.

(3)	The amount shown in this column is the full grant date fair value of the options granted computed under SFAS 123R. The full grant date fair value is the amount the Company would expense in its financial statements over the option’s vesting period. For additional information on the valuation assumptions with respect to these grants, refer to the “Valuation Assumptions” under the “Notes to the Financial Statements” in the Company’s Form 10-K for the year ended December, 31, 2006, as filed with the SEC.

Outstanding Equity Awards at 2006 Fiscal Year-End

The following table provides information on the current holdings of stock option by the named executives. Each option grant is shown separately for each named executive. The vesting schedule for each option grant is shown following this table.

Option Awards

Name and Principal Position	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Un-exercisable	Option Exercise Price ($)	Option Expiration Date
Michael M. Wick President, Chief Executive Officer and Chairman	12/15/1997	249,000	-0-	1.60	12/15/2007
	06/02/1998	175,000	-0-	1.60	06/02/2008
	12/15/1998	125,000	-0-	1.60	12/15/2008
	07/30/1999	150,000	-0-	1.60	07/30/2009
	12/05/2000	200,000	-0-	8.25	12/05/2010
	02/13/2002	150,000	-0-	10.27	02/13/2012
	02/21/2003	71,875	3,125	11.16	02/21/2013
	01/22/2004	109,375	40,625	24.13	01/22/2014
	12/10/2004	75,000	75,000	18.86	12/10/2014
	01/06/2005	-0-	125,000	18.93	01/06/2015
	03/10/2006	-0-	140,000	20.30	03/10/2016

Cynthia M. Butitta Chief Operating Officer and Chief Financial Officer	09/11/2000	25,000	-0-	10.13	09/11/2010
	03/13/2001	240,000	-0-	3.81	03/13/2011
	05/14/2002	100,000	-0-	10.26	05/14/2012
	02/21/2003	47,917	2,083	11.16	02/21/2013
	01/22/2004	72,917	27,083	24.13	01/22/2014
	12/10/2004	50,000	50,000	18.86	12/10/2014
	03/10/2006	-0-	100,000	20.30	03/10/2016

Marc L. Steuer	10/07/2002	200,000	-0-	12.20	10/07/2012
Senior Vice President, Business Development	01/06/2005	-0-	50,000	18.93	01/06/2015

William P. Kaplan Vice President, General Counsel and Corporate Secretary	04/21/2003	91,667	8,333	12.62	04/21/2013
	01/22/2004	7,292	2,708	24.13	01/22/2014
	12/10/2004	25,000	25,000	18.86	12/10/2014
	03/10/2006	-0-	20,000	20.30	03/10/2016

Option Awards Vesting Schedule

Grant Dates	Vesting Schedule

12/15/1997; 6/2/1998; 12/15/1998; 7/30/1999; 9/11/2000; 12/5/2000; 2/13/2002	Options vest over four years: 25% of the shares vest one year after the date of grant and 1/48th of the shares vest monthly thereafter.

3/13/2001	Options vest over four years: 25% of the shares vest on February 20, 2002 and 1/48th of the shares vest monthly thereafter.

5/14/2002	Options vest over four years: 75% of the shares vest three years after the date of grant and 1/48th of the shares vest monthly thereafter.

10/7/2002; 2/21/2003; 4/21/2003; 1/22/2004; 12/10/2004; 1/6/2005; 3/10/2006	Options vest over four years: 50% of the shares vest two years after the date of grant and 1/48th of the shares vest monthly thereafter.

Stock Option Exercises in Fiscal 2006

The Company grants options to its employees, including executive officers, under its 2000 Equity Incentive Plan (the “Incentive Plan”). As of March 1, 2007, options to purchase a total of 9,266,870 shares were outstanding under the Incentive Plan and options to purchase 2,170,320 shares remained available for grant thereunder. Prior to the Company’s initial public offering, the Company granted options to its employees, including executive officers, under its 1996 and 1988 Stock Option Plans, which both terminated as of the effective date of the initial public offering, and outside the plans. Since the initial public offering, no new stock options have been granted under the 1996 and 1988 Stock Option Plans. As of March 1, 2007, 1,064,046 shares were outstanding under the 1996 Stock Option Plan and no shares were outstanding under the 1988 Stock Option Plan and outside the plans. Options generally vest over a four-year period. Generally, 25% of the initial option grant vests on the one-year anniversary of employment, or 50% of the initial option grant vests on the two-year anniversary of employment, and the remainder vests in a series of equal monthly installments during the remainder of the initial four years of service. The exercise price per share is equal to the fair market value of the Company’s Common Stock on the date of grant, as determined in accordance with the provisions of the Incentive Plan based on the closing prices for the Company’s Common Stock on the Nasdaq Global Market. In the event of a merger of the Company with or into another corporation or a consolidation, acquisition of assets or other change of control transaction involving the Company, the options outstanding under the Company’s option plans may be assumed or substituted by the surviving entity. Otherwise, the vesting of the options outstanding under the Incentive Plan and the 1996 Stock Option Plan, held by those participants whose continuous service has not terminated, shall accelerate in full and the options will terminate if not exercised at or prior to such change of control transaction.

None of our executive officers exercised any of his or her stock options in fiscal 2006 and as a result there was no value realized.

EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL AGREEMENTS

The Company entered into an employment agreement with Michael M. Wick, M.D., Ph.D. in August 1999 upon his promotion to the position of Chief Executive Officer. In December 1999, Dr. Wick was elected Chairman of the Board of Directors which became effective in January 2000. Either the Company or Dr. Wick may terminate his employment at any time for any reason. If Dr. Wick is terminated without cause, he is entitled to receive as severance continued payment of his base salary and health care benefits for twelve months. The monthly vesting of stock options will also continue for the same twelve months.

In February 2003, the Company adopted a Change of Control Severance Benefit Plan (the “Severance Plan”). The Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and certain Senior Vice Presidents, Vice Presidents and others specified by the Board of Directors, the Compensation Committee or the Chief Executive Officer are eligible to participate in the Severance Plan. The Severance Plan provides for benefits in the event that an eligible individual’s employment with the Company is terminated, voluntarily or involuntarily without cause within one year after a change of control of the Company. Currently, under the Severance Plan, Dr. Wick, as the Chief Executive Officer, is eligible to receive (a) 100% of accelerated vesting of stock options, (b) payment of the equivalent of 200% of the sum of his annual base salary and either (i) the cash bonus actually paid for the previous year or (ii) the cash bonus targeted to be received for the then current year, whichever is higher and (c) continuation of health benefits for up to 24 months. Dr. Wick’s benefits under the Severance Plan, when applicable, will supersede the severance benefits under his employment contract. The other Named Executive Officers may be eligible, upon the Board of Directors’ determination, to receive (a) 100% of accelerated vesting of stock options, (b) payment of the equivalent of 100% of the sum of their annual base salary and either (i) the cash bonus actually paid for the previous year or (ii) the cash bonus targeted to be received for the then current year, whichever is higher and (c) continuation of health benefits for up to 12 months. Included in the Severance Plan is a provision for payments by the Company of certain taxes that may be incurred as a consequence of the change of control.

2006 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE

The following table provides information on severance benefits that would become payable under Dr. Wick’s existing severance plan and employment agreement if Dr. Wick’s employment had terminated on December 31, 2006, given his compensation as of such date and based on the Company’s closing stock price ($4.43 per share) as of December 29, 2006.

Name and Principal Position	Voluntary Termination or Involuntary Termination Without Cause After A Change of Control			Involuntary Termination Without Cause
	Health Care Benefits ($) (1)	Salary ($) (2)	Equity Acceleration ($) (3)	Health Care Benefits ($) (4)	Salary ($) (5)	Equity Acceleration ($) (6)
Michael M. Wick President, Chief Executive Officer and Chairman	17,838	1,938,000	-0-	8,919	494,000	-0-

(1)	Represents the cost of 24 months of health benefits paid by the Company.

(2)	Represents 200% of the sum of Dr. Wick’s annual base salary, $494,000, and his bonus, $475,000, awarded for 2005.

(3)	Represents the excess of closing fair market value of the shares accelerated vested and exercisable on December 31, 2006 over the aggregate exercise price of such shares.

(4)	Represents the cost of 12 months of health benefits paid by the Company over the next 12 months following the involuntary termination of Dr. Wick’s employment by the Company without cause.

(5)	Represents Dr. Wick’s annual base salary payable in equal semi-monthly installments over the next 12 months following the involuntary termination of his employment by the Company without cause.

(6)	Represents the excess of closing fair market value of the shares accelerated vested and exercisable on December 31, 2006, over the aggregate exercise price of such shares. Monthly vesting of stock options would continue for 12 months after the involuntary termination of Dr. Wick’s employment by the Company without cause.

A detailed description of the severance and change in control benefits can be found under the section entitled “Compensation Discussion and Analysis—Elements of Telik’s Named Executive Officer Compensation” of this proxy statement.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Telik’s Named Executive Officer Compensation

The goals of the Company’s Named Executive Officer compensation program are to enable the Company to attract, retain and motivate the Named Executive Officers, whose contribution is critical to Telik’s long-term success, and to align compensation and performance with business objectives in a manner that maximizes the creation of value for Telik’s stockholders. The Company has created a Named Executive Officer compensation program that combines short and long-term components, cash and equity and fixed and contingent payments, in the proportions that the Compensation Committee believes are the most appropriate to incentivize the Named Executive Officers to help the Company achieve its goals and to reward the Named Executive Officers for achievement of the Company’s goals and each of their individual performance goals. In addition, Telik’s Named Executive Officer compensation program takes into account the Company’s need to compete successfully in a competitive environment for executive talent.

Elements of Telik’s Named Executive Officer Compensation

Telik’s Named Executive Officer compensation is comprised primarily of three components: base salary, cash bonuses and stock option grants. The Compensation Committee considers each of these components individually and collectively when making compensation decisions. The Company also provides the Named Executive Officers with certain change of control and severance benefits and offers the Named Executive Officers participation (with all other eligible employees) in its 401(k) Plan and other benefits available generally to its employees.

Base Salary.    Telik pays base salaries to provide each of its Named Executive Officers with current cash compensation at a level that is appropriate based on the Company’s and the Named Executive Officer’s performance, the compensation of executive officers in similar positions in public biotechnology companies determined by the Compensation Committee to be generally comparable to Telik and the Company’s financial condition.

Bonuses.    In February 2006, the Compensation Committee approved the terms of an Executive Officer Bonus Plan (the “Bonus Plan”). The bonuses paid to each of the Named Executive Officers under the Bonus Plan are designed to attract, motivate and retain the Named Executive Officers and are based on the performance of Telik and each of the Named Executive Officers, as determined by the Board of Directors or the Compensation Committee. A bonus may be paid to each of the Company’s Named Executive Officers equal to 0% to 150% of the Named Executive Officer’s base salary. The amount of each bonus (if any) is determined by the Board of Directors or the Compensation Committee based upon the achievement of the Company’s corporate objectives and the Named Executive Officer’s achievement of individual goals (if any). The amount also depends upon the extent to which actual performance meets, exceeds or falls short of the corporate objectives and any individual goals, and upon the level of the Company’s then current or anticipated cash reserves. The Compensation Committee may assign an importance weight to each goal and objective considered and a performance rating to each such goal and objective. The Board of Directors generally approves the corporate objectives near the beginning of each year, but may modify the corporate or individual performance goals at any time based upon business changes. In 2006, the Named Executive Officers were not, and to date in 2007 the Named Executive Officers are not, subject to separate individual goals for purposes of the Bonus Plan. The Bonus Plan continues in effect for each fiscal year following its adoption until such time as the Board of Directors or the Compensation Committee amends, repeals or replaces the Bonus Plan.

The Compensation Committee has not considered whether it would adjust or attempt to recover bonus awards paid to the Named Executive Officers if the relevant performance objectives upon which such bonus awards were based were to be restated or otherwise adjusted in a manner that would have the effect of reducing the amounts awarded or paid. However, in accordance with Section 304 of the Sarbanes-Oxley Act of 2002, if the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirement under the federal securities laws as a result of misconduct, the Company’s Chief Executive Officer and Chief Financial Officer may be legally required to reimburse the Company for any bonus or other incentive-based or equity-based compensation she, he or they receive from the Company during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission of the financial document embodying such financial reporting requirement, as well as any profits they realize from the sale of the Company’s securities during this 12-month period.

Stock Option Grants.    Equity compensation is an important component of the Company’s efforts to attract and retain executive officers, link pay with performance and align the interests of the Named Executive Officers with those of stockholders. To date, the Company’s equity compensation has consisted solely of stock option grants under its 2000 Equity Incentive Plan. Telik’s 2000 Equity Incentive Plan was established to provide all of Telik’s employees with an opportunity to participate, along with Telik’s other stockholders, in Telik’s long-term performance. Stock options granted under Telik’s 2000 Equity Incentive Plan are typically subject to service-based vesting conditions, generally over a four-year period from the date of grant, and expire ten years from the date of grant. The Company grants stock options to the Named Executive Officers on these and other terms because these stock options provide the Named Executive Officers with an economic interest in the long-term appreciation of the Company’s common stock, and these stock options provide value only if the Company’s stock price increases, which benefits all stockholders, and only if the Named Executive Officer remains with the Company until his or her options vest, which promotes retention. The Company generally makes initial grants of stock options to executive officers in connection with their commencement of employment and evaluates on an annual basis, and following any significant change in the scope of an executive officer’s job or responsibilities, whether additional grants should be made.

In December 2006, upon the recommendation of the Compensation Committee, the Board of Directors adopted a stock option grant policy, which was amended in March 2007 (the “Option Grant Policy”). Under the terms of the Option Grant Policy, with respect to option grants to new employees, the option grant date is, and the exercise price is based on, the first day of the month following the employee’s start date. The exercise price for these grants is the fair market value, as defined in the 2000 Equity Incentive Plan, based on the grant date, and vesting begins on the grant date. For performance-based option grants, the option grant date is the third business day following the announcement of year-end or quarterly results. If Telik’s stock trading window is closed on that day, the option grant date is the first business day following the opening of Telik’s stock trading window. The exercise price of these grants is the fair market value, as defined in the 2000 Equity Incentive Plan, based on the grant date, and vesting begins on the grant date.

Under the Option Grant Policy, stock option grants are made by the Compensation Committee. The Compensation Committee has delegated to Telik’s Chief Executive Officer the authority to undertake grants that do not exceed 50,000 shares per grant and are not to an executive officer, board member or 10% stockholder. Grants within the authority delegated to Telik’s Chief Executive Officer are to be approved in writing by Telik’s Chief Executive Officer and reviewed and ratified by the Compensation Committee at its next regularly-scheduled meeting.

In evaluating the award of stock options to the Named Executive Officers, the Compensation Committee considers the Company’s performance, options held by the Named Executive Officers and the vesting thereof, the number of shares available for grant under the 2000 Equity Incentive Plan and dilution and other potential implications of the grants.

The Compensation Committee has not established any formal policies or guidelines for allocating compensation between current and long-term incentive compensation, or between cash and non-cash compensation. However, because of the importance to Telik’s success of achieving Telik’s long-term goals, as well as to preserve Telik’s cash resources, a significant portion of the Named Executive Officers’ total compensation has been, and is expected to continue to be, comprised of equity incentives.

Change of Control and Severance Benefits.    In February 2003, Telik’s Board of Directors adopted a change of control severance benefit plan (the “Change of Control Plan”). Telik’s Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and certain Senior Vice Presidents, Vice Presidents and others specified by Telik’s Board of Directors, the Compensation Committee or the Chief Executive Officer are eligible to participate in the Change of Control Plan. The Change of Control Plan provides for benefits in the event that an eligible individual’s employment with Telik is terminated voluntarily by the eligible individual for any reason or no reason or involuntarily without cause within one year after a change of control of the Company. This trigger for payment of benefits under the Change of Control Plan was selected because it appropriately protects the participants in the Change of Control Plan in the event of termination of their employment following a change of control and thereby minimizes any potential conflict of interest of the participants in the Change of Control Plan between their continued employment and completion of a change of control transaction that may be in the best interests of the Company’s stockholders. Currently, under the Change of Control Plan, Dr. Wick, as the Chief Executive Officer, is eligible to receive (a) 100% of accelerated vesting of stock options, (b) payment of the equivalent of 200% of the sum of his annual base salary and either (i) the cash bonus actually paid for the previous year or (ii) the cash bonus targeted to be received for the then current year, whichever is higher and (c) continuation of health benefits for up to 24 months. Dr. Wick’s benefits under the Change of Control Plan, when applicable, will supersede the severance benefits under his employment contract. The other Named Executive Officers may be eligible to receive (a) 100% of accelerated vesting of stock options, (b) payment of the equivalent of 100% of the sum of their annual base salary and either (i) the cash bonus actually paid for the previous year or (ii) the cash bonus targeted to be received for the then current year, whichever is higher and (c) continuation of health benefits for up to 12 months. Included in the Change of Control Plan is a provision for payment by Telik of certain taxes that may be incurred as a consequence of the change of control.

The Company has entered into an employment agreement with Dr. Wick that provides that if his employment is terminated without cause (as defined in the employment agreement), he will be entitled to continued payment of his base salary and health care benefits for 12 months, and his stock options will continue to vest during the same 12 months.

401(k) Plan.    Telik maintains a retirement savings plan (the “401(k) Plan”) for the benefit of Telik’s eligible executive officers, including the Named Executive Officers, and other employees. The 401(k) Plan is intended to qualify as a defined contribution arrangement under Sections 401(a), 401(k) and 501(a) of the Internal Revenue Code. Participants may elect to defer a percentage of their eligible pretax earnings each year or contribute a fixed amount per pay period up to the maximum contribution permitted by the Internal Revenue Code. All participants’ plan accounts are 100% vested at all times. All assets of the 401(k) Plan are currently invested, subject to participant-directed elections, in a variety of mutual funds approved from time to time by the Company in its capacity as plan administrator. Distribution of a participant’s vested interest generally occurs upon termination of employment, including by reason of retirement, death or disability. Historically, the Company has not made matching or other contributions to the 401(k) plan.

Other Benefits.    The Named Executive Officers also participate in Telik’s other benefit plans on the same terms as other employees. These plans include medical, dental, vision, life and disability insurance. These benefits are comparable to those offered by those companies with which the Company competes for employees. Telik does not provide any perquisites to the Named Executive Officers.

Role of Telik’s Compensation Committee

The Compensation Committee has responsibility for reviewing, modifying and approving the overall compensation strategy and policies for the Company. The functions of the Compensation Committee are described above under the heading “Proposal 1—Election of Directors—Compensation Committee.” The Compensation Committee operates pursuant to a charter that further outlines its specific authority, duties and responsibilities. The Compensation Committee approves each Named Executive Officer’s annual base salary, annual cash bonus award under the Bonus Plan, stock option grants and any severance or change of control arrangements.

The Compensation Committee annually reviews comparative executive compensation information as reported in the annual BioWorld Executive Compensation Report 2006 and public filings for public biotechnology companies determined by the Compensation Committee to be generally comparable to Telik based on geographic location, stage of development (including the absence of product sales revenues), therapeutic focus, number of employees and market capitalization. The Compensation Committee applies its judgment in considering this comparative information, but, in making its compensation decisions, the Compensation Committee does not formally benchmark the compensation of the Named Executive Officers against any specifically identified peer group of companies.

The Compensation Committee believes that compensation for the Named Executive Officers is within the range of compensation paid to executive officers having comparable qualifications, experience and responsibilities within public biotechnology companies determined by the Compensation Committee to be generally comparable to Telik.

In determining the compensation of the Named Executive Officers, the Compensation Committee also annually evaluates each Named Executive Officer’s performance based upon a number of factors, including the achievement of corporate goals and each Named Executive Officer’s individual performance and contribution to the Company’s attainment of corporate goals, level of responsibility and experience and breadth of knowledge.

For executive compensation decisions, the Compensation Committee considers the recommendations of the Company’s Chief Executive Officer, Dr. Wick, and, with respect to 2006 and 2007 Named Executive Officer compensation matters, Dr. Wick participated in the Compensation Committee’s deliberations. However, Dr. Wick did not participate in the determination of his own compensation, nor did he participate in deliberations with respect thereto. Dr. Wick also annually leads the development of the Company’s corporate objectives, which are reviewed and, subject to their input, approved by the Compensation Committee and the Board of Directors. In 2006, Dr. Wick also provided to the Compensation Committee general and Company-specific information with respect to Named Executive Officer compensation. Other than as described above, no other executive officers participate in the determination or recommendation of the amount or form of Named Executive Officer compensation.

2006 and 2007 Named Executive Officer Compensation

Following is a summary of Named Executive Officer compensation decisions made by the Compensation Committee in 2006 and to date in 2007.

Base Salary.    In setting or adjusting each Named Executive Officer’s base salary for 2006 and 2007, the Compensation Committee assessed individual and corporate performance for the preceding year, the individual’s pay level relative to similar positions in public biotechnology companies determined by the Compensation Committee to be generally comparable to Telik and the financial condition and prospects of Telik. Based on this review, in February 2006, the Compensation Committee established annual base salaries for 2006. Dr. Wick’s, Ms. Butitta’s, Mr. Steuer’s and Mr. Kaplan’s annual base salaries were set at $494,000, $344,000, $300,000 and $240,000, respectively. These amounts represented increases from base salary levels in 2005 in amounts that the Compensation Committee considered appropriate and competitive with executive officer compensation at other public biotechnology companies determined by the Compensation Committee to be generally comparable to Telik. In early December 2006, based on the review described above, the Compensation Committee determined that the Named Executive Officers’ base salaries remained at competitive levels, and that it was in the best interest of the Company that the Named Executive Officers’ base salaries remain at their 2006 levels in light of the uncertainty and importance to the Company of the results of the Company’s then ongoing Phase 3 clinical trials of the Company’s product candidate Telcyta, which the Company expected to announce (and did announce) in late December.

Bonus Plan.    In February 2006, Telik’s Board of Directors established the corporate objectives for payment of 2006 cash bonuses under the Bonus Plan. The corporate objectives established for 2006 included: the release of data from ASSIST-1, ASSIST-2 AND ASSIST-3, the three ongoing Phase 3 clinical trials of Telcyta; the initiation of the ASSIST-5 clinical trial, a Phase 3 clinical trial of Telcyta for the treatment of ovarian cancer; the completion of enrollment in the Phase 2 clinical trial of Telcyta as a front-line treatment for non-small cell lung cancer and the development of a strategy for a Phase 3 clinical trial for this indication; the completion of activities leading to the production of validation batches for both Telcyta drug substance and drug product; the initiation of a Phase 1-2a clinical trial with Telintra tablets; the selection of a new chemical entity for development; the completion of specified marketing and commercialization-related activities and the completion of a corporate partnership for one of the Company’s TRAP lead compounds. While these goals were generally met by the end of 2006, in consultation with the Company’s Chief Executive Officer, the Board of Directors and the Compensation Committee determined that it would not be appropriate to award any cash bonuses to the Named Executive Officers for 2006 performance in light of the release in late 2006 of results from three of the Company’s ongoing Phase 3 clinical trials of Telcyta that failed to meet primary endpoints and the resulting need for changes in the Company’s business plan.

Stock Option Grants.    In March 2006, the Compensation Committee approved the grant to each of Dr. Wick, Ms. Butitta and Mr. Kaplan of an option to purchase 140,000, 100,000 and 20,000 shares of Telik’s common stock, respectively, as compensation for services provided in 2005. The Compensation Committee determined that these grants were appropriate in order to continue to provide the Named Executive Officers with significant long-term equity incentives. The exercise price of these options is $20.30 per share, which was the fair market value of a share of the Company’s common stock on the date of grant. The options are subject to a four year vesting schedule, with 50% of the shares vesting in March 2008 and the remainder vesting in equal monthly installments over the remaining two years. The Compensation Committee believes that this vesting schedule optimizes the retention value of the option grants, while providing appropriate incentives for the Named Executive Officers and remaining generally competitive with industry practice.

In February 2007, the Compensation Committee determined that it was appropriate to grant to Mr. Kaplan and Mr. Steuer an option to purchase 100,000 and 75,000 shares of Telik’s common stock, respectively. The exercise price of these options is $5.80 per share, which was the fair market value of a share of the Company’s common stock on the date of grant, and the options vest in equal monthly installments over two years. The Compensation Committee also approved the grant to Mr. Steuer of an option to purchase 75,000 shares of Telik’s common stock, vesting upon the Company’s achievement of a specified performance metric. The exercise price of this option is $5.80 per share, which was the fair market value of a share of the Company’s common stock on the date of grant. The Compensation Committee approved the grant of this performance-based option to Mr. Steuer in order to provide additional incentive to Mr. Steuer to assist the Company in its execution of the applicable performance metric. The Compensation Committee determined that these grants were appropriate in order to fairly compensate Mr. Kaplan and Mr. Steuer for services provided in 2006 and to continue to provide each of them with significant long-term equity incentives. In February 2007, the Compensation Committee determined that it would not be appropriate to approve at that time the grant of stock options to Dr. Wick and Ms. Butitta, the two most senior executive officers of the Company, in light of the release in late 2006 of results from three of the Company’s ongoing Phase 3 clinical trials of Telcyta that failed to meet primary endpoints and the resulting need for changes in the Company’s business plan.

Accounting and Tax Considerations

Effective January 1, 2006, the Company adopted the fair value recognition provisions of FASB Statement No. 123 (revised 2004), “Share-Based Payment,” or SFAS No. 123R. Under SFAS No. 123R, the Company is required to estimate and record an expense for each award of equity compensation over the vesting period of the award. Compensation expense and tax considerations relating to the expense of stock options under FAS123(R) are one of the many factors considered in the determination of stock option awards.

Section 162(m) of the Internal Revenue Code of 1986 limits Telik to a deduction for federal income tax purposes of up to $1 million of compensation paid to certain Named Executive Officers in a taxable year.

Compensation above $1 million may be deducted if it is “performance-based compensation.” Stock option awards under Telik’s 2000 Equity Incentive Plan, to the extent a board of directors or a committee of the board of directors granting such stock awards is composed solely of “outside directors,” are performance-based compensation within the meaning of Section 162(m) and, as such, are fully deductible. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy requiring all compensation to be deductible. However, the Compensation Committee intends to continue to evaluate the effects of the compensation limits of Section 162(m) and believes that the Company should be able to continue to manage Telik’s compensation program for executive officers so as to preserve the related federal income tax deductions, although individual exceptions may occur, in a manner consistent with the best interests of Telik’s Company and stockholders.

Summary of Telik’s Named Executive Officer Compensation Program

Through the compensation arrangements described above, a significant portion of the Named Executive Officers’ compensation is contingent upon Company-wide performance, and realization of benefits by the Named Executive Officers is closely linked to increases in long-term stockholder value. Telik remains committed to this philosophy of pay-for-performance, recognizing its essential, incentive character and the competitive market for talented executive officers. Given the risks associated with Telik’s business, particularly in light of Telik’s announcement of preliminary results relating to Phase 3 clinical trials of Telcyta in December 2006, the specific direction, emphasis and components of Telik’s Named Executive Officer compensation program continue to evolve in parallel with Telik’s business and business strategy.

COMPENSATION COMMITTEE PROCESSES AND PROCEDURES

The Compensation Committee meets periodically to review executive compensation. The Committee’s agenda is usually developed by the Chair of the Compensation Committee in consultation with the Chief Executive Officer. The Chief Executive Officer may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding his compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Company’s Compensation Committee consists of three outside directors: Drs. Ryser and Goldring and Mr. Newman. None of the members of the Compensation Committee is currently or has been at any time one of the Company’s officers or employees. No interlocking relationship exists between the Board of Directors or the Compensation Committee and the board of directors or compensation committee of any other company.

The Company has entered into indemnification agreements with its directors and certain officers for the indemnification and advancement of expenses to these persons to the fullest extent permitted by law. The Company also intends to enter into these agreements with future directors and officers.

COMPENSATION COMMITTEE REPORT*

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

The Compensation Committee:

Stefan Ryser

Steven R. Goldring

Richard B. Newman

*	The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the Commission and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, other than the Company’s Annual Report on Form 10-K, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

CERTAIN RELATED-PERSON TRANSACTIONS

In accordance with its written charter, our Audit Committee reviews and approves in advance all related-person transactions. A related person is any executive officer, director, or more than 5% stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons. In determining whether to approve, ratify or reject a related-person transaction, the Committee looks at, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders, as the Committee determines in the good faith exercise of its discretion.

Gail L. Brown, M.D., the spouse of Dr. Wick, the Company’s President, Chief Executive Officer and Chairman, joined the Company as a Senior Vice President and Chief Medical Officer on November 26, 2001. Dr. Brown’s compensation in 2006 included an annual salary of $390,000, an option grant of 100,000 shares at an exercise price of $20.30 per share and a bonus award in the amount of $375,000 for services provided to the Company in 2005. Dr. Brown’s annual salary remains at $390,000 in 2007. Options granted to Dr. Brown in 2006 vest as follows: fifty percent of the shares vests on the second anniversary of the date of grant, and the remaining fifty percent vests ratably on a monthly basis over the following two years. As an executive, Dr. Brown is eligible to participate in the Company’s Change of Control Severance Benefit Plan as described under “Employment, Severance and Change of Control Agreements” section of this proxy statement.

The Company has entered into indemnification agreements with its directors and certain officers for the indemnification and advancement of expenses to these persons to the fullest extent permitted by law. The Company also intends to enter into these agreements with future directors and officers.

On May 18, 2006, in connection with an amendment to the Rights Agreement, dated November 2, 2001, by and between the Company and Computershare Shareholder Services, Inc. and Computershare Trust Company, N.A., the Company and Eastbourne Capital Management, L.L.C. and certain related persons and entities (collectively “Eastbourne”) entered into a standstill agreement under which Eastbourne agreed to restrictions on (a) its ability to increase the percentage of its aggregate beneficial ownership of the Company’s outstanding common stock to greater than 25% (the “Eastbourne Percentage”) without the prior written consent of the Company, and (b) its ability to propose to the Company any merger, business combination, restructuring, recapitalization or similar transaction to or with the Company or otherwise seek or propose to influence or control the Company’s management, Board of Directors or policies or to obtain representation on the Company’s Board of Directors.

On December 11, 2006, the Company and Eastbourne amended and restated the standstill agreement. The restated agreement increased the Eastbourne Percentage to 30% of the common stock then outstanding, provided that effective at 11:59 pm Eastern Time on the date, or the “Measurement Date,” on which the Company publicly announces that it has received approval from the U.S. Food and Drug Administration to market the Company’s Telcyta compound, the Eastbourne Percentage would be automatically amended to be the greater of (a) 25% or (b) the percentage (not to exceed 30%) of the common stock then outstanding and held by Eastbourne as of the Measurement Date.

HOUSEHOLDING OF PROXY MATERIALS

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Telik stockholders will be “householding” the Company’s proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in “householding,” please notify your broker. If you prefer to receive a separate proxy statement and annual report, direct your written request to: Controller, Telik, Inc., 3165 Porter Drive, Palo Alto, CA 94304 or contact the Controller at (650) 845-7700. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ William P. Kaplan

William P. Kaplan

Secretary

April 10, 2007

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 as filed with the Securities and Exchange Commission is available without charge upon written request to: Corporate Secretary, Telik, Inc., 3165 Porter Drive, Palo Alto, CA 94304.

APPENDIX A

FORM OF PROXY

TELIK, INC.

Proxy Solicited by the Board of Directors for the Annual Meeting of Stockholders to Be Held on May 14, 2007

The undersigned hereby appoints Michael M. Wick and Cynthia M. Butitta and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Telik, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Telik, Inc. to be held at the offices of Telik, Inc. at 3165 Porter Drive, Palo Alto, CA 94304 on Monday, May 14, 2007 at 11:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

Unless a Contrary Direction Is Indicated, this Proxy Will Be Voted for Proposal 1, and for Proposal 2, As More Specifically Described in the Proxy Statement. If Specific Instructions Are Indicated, this Proxy Will Be Voted in Accordance Therewith.

(Continued and to be signed on other side)

Fold and Detach Here

Please mark ☐

your vote

as indicated

Proposal 1: To elect three directors, Dr. Michael M. Wick, M.D, Ph.D., Mr. Richard B. Newman and Dr. Herwig von Morzé, Ph.D., to hold office until the 2010 Annual Meeting of Stockholders.

☐ For	☐ Against	☐ Abstain

The Board of Directors Recommends a Vote for Proposal 1.

Proposal 2: To ratify the selection of Ernst & Young LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2007.

☐ For	☐ Against	☐ Abstain

The Board of Directors Recommends a Vote for Proposal 2.

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Please Vote, Date and Promptly Return this Proxy in the Enclosed Return Envelope Which Is Postage Prepaid If Mailed in the United States.

Dated , 2007

Signature(s)

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

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APPENDIX B

AMENDED AND RESTATED CHARTER OF THE COMPENSATION COMMITTEE

TELIK, INC.

PURPOSE

The purpose of the Compensation Committee (the “Committee”) of the board of directors (the “Board”) of Telik, Inc. (the “Company”) shall be to act on behalf of the Board in fulfilling the Board’s responsibilities to oversee the Company’s compensation policies, plans and programs, and to review and determine the compensation to be paid to the Company’s officers, as well as to prepare and review the Committee report included in the Company’s annual proxy statement in accordance with applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) in effect from time to time. The term “compensation” shall include salary, long-term incentives, bonuses, perquisites, equity incentives, severance arrangements, retirement benefits and other related benefits and benefit plans.

COMPOSITION

The Committee shall consist of at least two members of the Board. All members of the Committee shall satisfy the independence requirements of The Nasdaq Stock Market (“Nasdaq”) applicable to compensation committee members, as in effect from time to time, when and as required by Nasdaq, including any exceptions permitted by these requirements. At least two of the members of the Committee shall satisfy the “non-employee director” standard within the meaning of Section 16b-3 of the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”), and the “outside director” standard within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”). The members of the Committee shall be appointed by and serve at the discretion of the Board. Vacancies occurring on the Committee shall be filled by the Board.

MEETINGS

The Committee shall hold such regular or special meetings as its members deem necessary or appropriate.

AUTHORITY

The Committee shall have full access to all books, records, facilities and personnel of the Company as deemed necessary or appropriate by any member of the Committee to discharge his or her responsibilities hereunder. The Committee shall be authorized to access such internal and external resources as the Committee deems necessary or appropriate to fulfill its defined responsibilities. The operation of the Committee shall be subject to the Bylaws of the Company as in effect from time to time and Section 141 of the Delaware General Corporation Law. The approval of this Compensation Committee Charter shall be construed as a delegation of authority to the Committee with respect to the responsibilities set forth herein.

RESPONSIBILITIES

To implement the Committee’s purpose and policies, the Committee shall be charged with the following duties and responsibilities. The Committee may supplement and, except as otherwise required by applicable law or the requirements of Nasdaq, deviate from these activities as appropriate under the circumstances:

1.    Overall Compensation Strategy.    The Committee shall review, modify (as needed) and approve the overall compensation strategy and policies for the Company, including:

•	reviewing and approving corporate performance goals and objectives relevant to the compensation of the Company’s officers;

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•	evaluating and recommending to the Board the compensation plans and programs advisable for the Company, as well as modification or termination of existing plans and programs;

•	establishing policies with respect to equity compensation arrangements; and

•	reviewing and approving the terms of any employment agreements, severance arrangements, change-of-control protections and any other compensatory arrangements for the Company’s officers.

2.    Compensation of Chief Executive Officer.    The Committee shall determine and approve the compensation and other terms of employment of the Company’s Chief Executive Officer and shall evaluate the Chief Executive Officer’s performance in light of relevant corporate performance goals and objectives. In determining the long-term incentive component of the Chief Executive Officer’s compensation, the Committee should consider the Company’s performance and relative stockholder return, the value of similar incentive awards given to chief executive officers of comparable companies, the awards given to the Company’s Chief Executive Officer in past years, and such other criteria as the Committee deems advisable. The Chief Executive Officer may not be present during the voting or deliberations regarding his or her compensation.

3.    Compensation of Officers.    The Committee shall review and approve the individual and corporate performance goals and objectives of the Company’s officers that are periodically established. The Committee shall determine and approve the compensation and other terms of employment of officers, taking into consideration each officer’s success in achieving individual performance goals and objectives and the corporate performance goals and objectives deemed relevant to the officer as established by the Committee.

4.    Administration of Benefit Plans.    The Committee shall recommend to the Board the adoption, amendment and termination of the Company’s stock option plans, stock appreciation rights plans, pension and profit sharing plans, incentive plans, stock bonus plans, stock purchase plans, bonus plans, deferred compensation plans and similar programs. The Committee shall have full power and authority to administer these plans, establish guidelines, interpret plan documents, select participants, approve grants and awards and exercise such other power and authority as may be permitted or required under such plans.

5.    Insurance Coverage.    The Committee shall review and recommend to the Board appropriate insurance coverage for the Company’s directors and officers.

6.    Committee Self-Assessment.    The Committee shall periodically review and assess the adequacy of this charter, including the Committee’s role and responsibilities as outlined in this Charter, and shall recommend any proposed changes to the Board for its consideration.

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Telik, Inc.

MR A SAMPLE

DESIGNATION (IF ANY)

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Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by

12:00 noon, Eastern Time, on May 13, 2007.

Vote by Internet

Log on to the Internet and go to

www.investorvote.com

Follow the steps outlined on the secured website.

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

123456

C0123456789

12345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:

For Withhold

01 - Dr. Michael M. Wick, M.D., Ph.D.*

For Withhold

02 - Mr. Richard B. Newman*

For Withhold

03 - Dr. Herwig von Morzé, Ph.D.*

* To hold office until the 2010 Annual Meeting of Stockholders.

+

2. To ratify the selection of Ernst & Young LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2007.

For Against Abstain

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

C 1234567890

3 1 A V

J N T

0 1 2 8 6 6 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

<STOCK#>

00P1HB

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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Telik, Inc.

Proxy Solicited by the Board of Directors for the Annual Meeting of Stockholders to Be Held on May 14, 2007

The undersigned hereby appoints Michael M. Wick and Cynthia M. Butitta and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Telik, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Telik, Inc. to be held at the offices of Telik, Inc. at 3165 Porter Drive, Palo Alto, CA 94304 on Monday, May 14, 2007 at 11:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

Unless a Contrary Direction Is Indicated, this Proxy Will Be Voted for Proposal 1, and for Proposal 2, As More Specifically Described in the Proxy Statement. If Specific Instructions Are Indicated, this Proxy Will Be Voted in Accordance Therewith.

Please Vote, Date and Promptly Return this Proxy in the Enclosed Return Envelope Which Is Postage Prepaid If Mailed in the United States.

(Continued and to be signed on other side)